Exhibit 11:

                             TranSwitch Corporation
                      Computation of Earnings per Share (1)
                                    Unaudited
                      (in thousands, except per share data)

                                                  Three Months Ended
                                                      March 31,
                                                   1998        1997
                                                --------    --------
Basic earnings (loss) per share:
  Net income (loss)                             $    561    $ (1,592)
                                                ========    ========
  Weighted average number of common shares
   outstanding during the period                  13,270      12,033

  Basic earnings (loss) per share               $   0.04    $  (0.13)
                                                ========    ========


Diluted earnings (loss) per share:
  Net income (loss)                             $    561    $   --
                                                ========    ========
  Weighted average number of common shares
   outstanding during the period                  13,270        --

  Common stock issuable with respect to:
      Stock options and warrants                     607        --
      Convertible preferred stock                    733        --
                                                --------    --------

  Adjusted weighted average number of shares      14,610        --
   outstanding during the period

Diluted earnings (loss) per share                 $ 0.04      $ --  (2)
                                                ========    ========

----------
(1) This exhibit should be read in connection with "Consolidated Statement of Stockholders' Equity" in Note 4 of the notes to the Consolidated Financial Statements.

(2) Diluted per share amount is the same as basic for the three months ended March 31, 1998.